UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 13, 2005

(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045

(State or other jurisdiction	(Commission	(IRS Employer

of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut		06506

(Address of principal executive offices)		(Zip Code)

Registrant's Telephone Number,

Including Area Code		(203) 499-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On December 28, 2001, The United Illuminating Company (UI), a subsidiary of UIL Holdings Corporation (the Registrant), entered into an agreement with Virginia Electric and Power Company, which was subsequently assigned to its affiliate Dominion Energy Marketing, Inc. (DEMI), for the supply of all of UI’s standard offer generation service needs from January 1, 2002 through December 31, 2003, and for the supply of all of UI’s generation service requirements for special contract customers through 2008 (Power Supply Agreement or PSA). In December 2004, UI received a letter from DEMI claiming that under the terms of this agreement, DEMI should not have been responsible for a currently estimated amount of $8.2 million, plus interest, of certain “CT Reliability COS” charges related to Reliability Must Run agreements between ISO-NE and NRG (the owner of power plants located in Connecticut that were formerly owned by Northeast Utilities). On February 14, 2005, DEMI filed a complaint in United States District Court for the District of Connecticut seeking an order compelling UI to pay the claimed damages. On March 14, 2005, UI filed a complaint with the Federal Energy Regulatory Commission (FERC) requesting that it exercise jurisdiction under Section 206 of the Federal Power Act and order DEMI to abide by the terms and conditions of the PSA. Further, on May 2, 2005, UI filed a motion to dismiss the DEMI complaint with the United States District Court for the District of Connecticut.

On May 13, 2005, the FERC issued an order granting UI’s request, noting that DEMI is responsible for the “CT Reliability COS” charges. UI’s pending motion to dismiss the DEMI complaint filed with the United States District Court for the District of Connecticut is based, in part, on the FERC’s primary jurisdiction, which the FERC has now exercised. UI will submit the FERC order to the United States District Court for the District of Connecticut in support of its motion to dismiss.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION

Registrant

Date: 5/17/05	By /s/ Richard J. Nicholas

Richard J. Nicholas

Executive Vice President

and Chief Financial Officer